Exhibit 10.5

SEVERANCE PROTECTION AGREEMENT

This Severance Protection Agreement (this “Agreement”) is entered into as of November 29, 2021 by and between GBT US LLC, a Delaware limited liability company (the “Company”), and Eric J. Bock (the “Executive”). This Agreement shall become effective upon the Company or its ultimate parent entity (currently GBT JerseyCo Limited) having a class of common stock publicly traded on a national securities exchange, such as the New York Stock Exchange, or quoted on NASDAQ (the date on which this Agreement becomes effective is referred to herein as the “Effective Date”); provided, however, that if the Effective Date does not occur on or before July 31, 2022, then this Agreement shall be null and void ab initio and neither party hereto shall have any liabilities or obligations hereunder.

Recitals

WHEREAS, the Company currently employs the Executive as its Chief Legal Officer and Global Head of Mergers and Acquisitions; and

WHEREAS, the Company and Executive desire to enter into this Agreement to set forth the rights and obligations of the parties hereto in the event that Executive incurs a termination of employment.

NOW THEREFORE, in consideration of the promises and the mutual covenants hereinafter set forth, and intending to be legally bound hereby, it is hereby agreed as follows:

Agreement

1.Definitions.

1.1.“Affiliate” means as to any Person, any other Person that directly or indirectly controls, is under common control with, or is controlled by, such first Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting equity interests, by contract or otherwise)

1.2."Annual Bonus" means Executive's annual cash bonus award under the Company's annual incentive plan (excluding any LTIA and other long-term incentive award).

1.3.“Base Salary” means the Executive's annual base salary at the rate in effect on the Termination Date (unless such base salary was reduced in a manner that constitutes Good Reason, in which case, it shall be the rate in effect as of immediately prior to the reduction constituting Good Reason).

1.4.	“Board” means the Board of Directors of the Company.

1.5.“Cause” shall have the meaning set forth in the Prior Agreement (as defined below); provided, however, that prior to terminating Executive's employment for Cause under any of clauses (i), (ii), (iii), (vii), (viii) or (ix) of the definition thereof, the Company shall first provide Executive with written notice describing in reasonable detail the events alleged to constitute Cause and Executive shall have failed to cure such events within 15 days after such notice is provided. The Executive’s resignation or death, in either case, at a time when Cause to terminate the Executive’s employment exists shall be treated as a termination for Cause for all purposes of this Agreement.

1.6.“Change in Control” has the meaning set forth in the Global Business Travel Group, Inc. 2022 Equity Incentive Plan (the "Plan") as in effect on the Effective Date (disregarding any amendment or termination of the Plan on or after the Effective Date).

1.7.	“Code” means the Internal Revenue Code of 1986, as amended.

1.8.“Disability” has the meaning set forth in the long-term disability policy maintained by the Company from time to time applicable to the Executive or, if no such policy is then in effect, “Disability” means that the Executive has been unable, as determined by the Board in good faith, to perform the Executive’s duties to the Company for a period of six (6) consecutive months, as a result of injury, illness or any other physical or mental impairment.

1.9.“Good Reason” means, without the prior express written consent of the Executive, (i) a material reduction in the Executive’s duties, responsibilities or authority; (ii) a material reduction of the Executive’s Base Salary, other than a reduction that is applied consistently to all similarly situated executives; (iii) a willful failure of the Company to pay Executive compensation that is owed and due or (iv) a relocation of the Executive’s primary place of employment outside of the New York metropolitan area, provided that such relocation materially increases the Executive’s commute. Notwithstanding the foregoing, Good Reason shall not be deemed to exist unless (x) the Executive gives the Company written notice within thirty (30) days after the occurrence of the event which the Executive believes constitutes the basis for Good Reason, specifying the particular act or failure to act which the Executive believes constitutes the basis for Good Reason, (y) the Company fails to cure such act or failure to act within thirty (30) days after receipt of such notice and (z) the Executive terminates the Executive’s employment within thirty (30) days after the end of the period specified in clause (y).

1.10.“Person” means an individual, partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, unincorporated organization, investment fund, any other business entity and a governmental entity or any department, agency or political subdivision thereof.

1.11.“Subsidiary” means, with respect to any Person, any other Person in which such first Person has a direct or indirect equity ownership interest in excess of 50%.

1.12.“Termination Date” means the date the Executive’s employment with the Company terminates for any reason.

2.Termination. Upon the Termination Date, the Executive shall be deemed to have immediately resigned from any and all officer, director and other positions the Executive then holds with the Company and its Affiliates (and this Agreement shall constitute notice of resignation by the Executive without any further action by the Executive), and the Executive agrees to execute and deliver such further instruments as are requested by the Company in furtherance of the foregoing. Except as expressly provided in Section 2.2, all rights the Executive may have to compensation and employee benefits from the Company or its Affiliates shall terminate immediately upon the Termination Date.

2.1.General. The Company may terminate the Executive’s employment at any time, with or without Cause or due to Disability, upon written notice to the Executive. The Executive may terminate the Executive’s employment for Good Reason or for any other reason at any time upon not less than sixty (60) days’ advance written notice to the Company; provided, that following its receipt of the Executive’s notice of termination, the Company may elect to reduce the notice period and cause the Termination Date to occur earlier, and no such action by the Company shall entitle the Executive to notice pay, severance pay or benefits or pay in lieu of notice or lost wages or benefits. In addition, the Executive’s employment with the Company shall terminate immediately upon the Executive’s death.

2.2.	Separation Payments.

2.2.1.General. Except as otherwise provided in this Section 2.2, in the event that the Executive’s employment with the Company terminates for any reason, the Executive (or the Executive’s estate or legal representative, as applicable) shall be entitled to receive only (i) the Base Salary earned but unpaid through the Termination Date, paid in accordance with the Company’s normal payroll policies (or at such earlier time as required by applicable law), (ii) any unreimbursed business expenses incurred prior to the Termination Date that are otherwise reimbursable, with such expenses to be reimbursed in accordance with the Company’s expense reimbursement policies (as may be in effect from time to time), and (iii) any vested benefits earned by the Executive under any employee benefit plan of the Company or its Affiliates under which the Executive was participating immediately prior to the Termination Date, with such benefits to be provided in accordance with the terms of the applicable employee benefit plan (the items described in the foregoing clauses (i) through (iii), collectively, the “Accrued Benefits”). Except as set forth in Section 2.2.2 or 2.2.3, all other rights the Executive may have to compensation and employee benefits from the Company and its Affiliates shall immediately terminate upon the Termination Date. Notwithstanding anything contained in this Agreement to the contrary, the impact of Executive's termination of employment on any equity or equity-based award granted to Executive shall be determined in accordance with the terms of the applicable plan and equity award agreement (this Agreement shall not control such treatment).

2.2.2.Death. In the event that the Executive’s employment with the Company is terminated due to the Executive’s death, then in addition to the Accrued Benefits, the Executive’s estate shall be entitled to receive the Annual Bonus awarded for the calendar year immediately preceding the calendar year in which such termination occurred, to the extent that such Annual Bonus is unpaid as of the Termination Date, with such amount to be payable at the same time as if no such termination had occurred (and in all events between January 1st and March 15th of the calendar year immediately after the calendar year to which such Annual Bonus relates)

(the “Unpaid Prior Year Bonus”). All other rights the Executive may have to compensation and employee benefits from the Company and its Affiliates, other than as set forth in this Section 2.2.2, shall immediately terminate upon the Termination Date.

2.2.3.Termination Without Cause or for Good Reason.

(a)If the Executive’s employment with the Company is terminated by the Company without Cause or due to Executive's Disability (but not due to death) or due to resignation by the Executive for Good Reason, then the Executive shall be entitled to receive the Accrued Benefits and, subject to Section 2.2.4: (i) the Unpaid Prior Year Bonus, with such amount to be payable at the same time as if no such termination had occurred (and in all events between January 1st and March 15th of the calendar year immediately after the calendar year to which such Annual Bonus relates); (ii) a pro rata portion of the Annual Bonus for the year in which such termination occurs based on actual performance but pro-rated based on the number of days Executive is employed by the Company during the year of such termination of employment, to be paid at the same time as if no such termination of employment had occurred (and in all events between January 1st and March 15th of the calendar year immediately after the calendar year to which such Annual Bonus relates); (iii) continuation of the Base Salary during the one year period immediately following the Termination Date, with such Base Salary to be paid in substantially equal installments in accordance with the Company’s normal payroll policies, with the first such payment to be made on the first payroll date following the Release Effective Date (as described in Section 2.2.4) and to include a catch-up covering all amounts that would have been paid as of such date had the Release Effective Date been on the Termination Date (in all events, such first installment shall be made within 60 days after the Termination Date); (iv) the Company shall pay Executive's and Executive's eligible dependents' health care continuation premiums (less the amount that an active employee of the Company is required to pay for the same coverage) under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") for continued coverage under the Company's medical, dental and vision plans (subject to the Executive’s timely selection of, and continued eligibility for, COBRA continuation coverage) for twelve (12) months immediately following the Termination Date (subject to earlier cessation in the event that the Executive secures subsequent employment providing for health coverage), provided that such payments shall be taxable to Executive, and provided further that the Company may discontinue say payments in the event that it determines that providing such payments would violate any non-discrimination law or rule (including under the Affordable Care Act) or would result in any fine, penalty or tax on the Company or any of its Affiliates; and (v) an amount equal to Executive's target Annual Bonus for the year in which such termination of employment occurs, to be paid at the same time as the payment under clause (ii) of this Section 2.2.3(a) is paid to Executive. In the event of such a termination of Executive's employment due to Disability and to the extent permitted by Code Section 409A, any payments under clause (iii) above shall be reduced dollar for dollar by any short-term and long-term disability payments paid to or for the benefit of Executive under any employer sponsored disability insurance policy.

(b)If the Executive’s employment with the Company is terminated by the Company without Cause (and not due to death or Disability) within the period commencing 60 days prior to, and ending 18 months after, a Change in Control, or is terminated by the Executive for Good Reason during the 18 month period immediately following the occurrence of a Change in Control, then in either such case, in addition to the payments and benefits set forth in Section

2.2.3(a) above, the Executive shall be entitled to receive, subject to Section 2.2.4: (i) a lump sum cash payment equal to one times the Base Salary, with such amount to be paid on the later of (x) the Release Effective Date and (y) the date of the Change in Control; (ii) a lump sum cash payment equal to one times Executive's target Annual Bonus at the rate in effect immediately prior to such Change in Control or termination of employment (whichever occurs first), with such amount to be paid on the later of (x) the Release Effective Date and (y) the date of the Change in Control and (iii) the COBRA payments described in clause (iv) of Section 2.2.3(a) above shall be extended to the 18 month anniversary of the Termination Date (subject to earlier cessation as provided in clause (iv) of Section 2.2.3(a)). All other rights the Executive may have to compensation and employee benefits from the Company and its Affiliates, other than as set forth in this Section 2.2.3(b) or in any Long-Term Incentive Award or Equity Plan in which the Executive participates, shall immediately terminate upon the Termination Date.

(c)Notwithstanding anything else in this Agreement, in the event of a termination of employment described in Section 2.2.3(b), any portion of the severance benefits payable under clause (iii) or clause (v) of Section 2.2.3(a) that are exempt from Code Section 409A as a short term deferral or involuntary separation pay (each determined in accordance with Code Section 409A and the Treasury Regulations and guidance thereunder) shall be paid in a lump sum on the later of (x) the Release Effective Date and (y) the date of the Change in Control, with all remaining payments to be made according to their normal payment schedule (any acceleration of payments under clause (iii) of Section 2.2.3(a) would occur in the order of earliest to latest scheduled payments).

2.2.4.Release Requirement. Payment of the payments and benefits set forth in Sections 2.2.2 and 2.2.3 (in each case, other than the Accrued Benefits) is subject to the Executive’s (or, as applicable, the Executive’s estate’s or legal representative’s) execution of a general release of claims and covenant not to sue in favor of the Company and related persons and entities in form and substance satisfactory to the Company (the “Release”) during the time period specified therein (which shall be either 21 or 45 days after the Release is provided to the Executive) and the Executive’s non-revocation of the Release (with the Release to be provided to the Executive within 7 days after the Termination Date). The Release shall have a 7 day revocation period, and the date on which the Release becomes effective is referred to in this Agreement as the "Release Effective Date" (in all cases, the Release Effective Date must be within 60 days after the Termination Date). If the Release is not effective and does not become irrevocable within the time period described in the immediately preceding sentence, then the Executive (and Executive's estate and legal representatives) shall forfeit the payments and benefits set forth in Section 2.2.2 or Section 2.2.3, as applicable (in each case, other than the Accrued Benefits). Notwithstanding the foregoing or anything contained in this Agreement to the contrary, if payment of any amounts set forth in Section 2.2.2 or Section 2.2.3 (other than the Accrued Benefits) are treated as “non- qualified deferred compensation” under Code Section 409A, then if such payments or benefits could commence in more than one taxable year depending on when the Release is executed (regardless of when the Release is actually executed), then such payments and benefits that otherwise would have been payable in the calendar year in which the Termination Date occurs shall be withheld and shall instead be payable on the first payroll date in the calendar year immediately following the calendar year in which the Termination Date occurs (with all remaining payments to be made as if no such delay had occurred).

2.3.Violation of Restrictive Covenants. Without limiting any other remedies available to the Company and its Affiliates, in the event that Executive breaches any of Executive's non-competition, non-solicitation, non-interference, confidentiality, non- disparagement or other restrictive covenants to which Executive is a party in favor of the Company or any of its Affiliates, then the Company will have no obligation to continue to pay or provide any of the compensation or benefits under Section 2.2 (other than the Accrued Benefits) and the Executive shall promptly repay to the Company after any such breach any amounts previously paid under Section 2.2 (other than the Accrued Benefits) and shall continue to be bound by all such restrictive covenants.

3.	Miscellaneous.

3.1.Applicable Law; Venue; WAIVER OF JURY TRIAL. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, applied without reference to principles of conflicts of law. All disputes under or relating to this Agreement shall be resolved in accordance with the Company's arbitration policy (which Executive has signed and agreed to prior to the date of this Agreement). BY ACCEPTING THIS AGREEMENT, THE COMPANY, EACH AFFILIATE THEREOF AND EXECUTIVE HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF, THIS AGREEMENT, OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT OF ANY OF THE FOREGOING (WHETHER ARISING IN CONTRACT, EQUITY, TORT OR OTHERWISE).

3.2.Amendments. This Agreement may not be amended except by a written agreement executed by the parties hereto or their respective successors and legal representatives. The written agreement amending this Agreement must set forth with specificity the provision(s) being amended.

3.3.Waivers. The waiver by either party of any right hereunder or of any breach by the other party will not be deemed a waiver of any other right hereunder or of any other breach by the other party. No waiver will be deemed to have occurred unless set forth in a writing signed by the waiving party. No waiver will constitute a continuing waiver unless specifically stated, and any waiver will operate only as to the specific term or condition waived.

3.4.Notices. All notices and other communications hereunder shall be in email or in writing, and if in writing, shall be given by hand-delivery to the other party by reputable overnight courier, or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

To the Company:	Paul Abbott
GBT US LLC
666 Third Avenue
New York, NY
Email:	Paul.abbott@amexgbt.com

With a copy to:	Patricia Huska
GBT US LLC
666 Third Avenue New York, NY
Patricia.a.Huska@amexgbt.com

To the Executive:	at the residence address most recently filed with the Company;

or to such other address as any party shall have furnished to the other in writing in accordance herewith. All such notices shall be deemed to have been duly given: (i) when delivered personally to the recipient or when sent if by email (unless the message is returned as undelivered), (ii) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid); or (iii) four (4) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid.

3.5.Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local and other taxes as are required to be withheld pursuant to any applicable law or regulation.

3.6.Code Section 409A Compliance. This Agreement is intended to comply with, or be exempt from, Code Section 409A (to the extent applicable) and the parties hereto agree to interpret this Agreement in the least restrictive manner necessary to comply therewith or be exempt therefrom and without resulting in any increase in the amounts owed hereunder by the Company. To the maximum extent possible, any severance owed under this Agreement shall be construed to fit within the “short-term deferral rule” under Code Section 409A and/or the “two times two year” involuntary separation pay exception under Code Section 409A. Notwithstanding any other provision of this Agreement to the contrary, if the Executive is a “specified employee” within the meaning of Code Section 409A and the regulations issued thereunder, and a payment or benefit provided for in this Agreement would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six (6) months after the Executive’s “separation from service” (within the meaning of Code Section 409A), then such payment or benefit required under this Agreement (i) shall not be paid (or commence) during the six-month period immediately following the Executive’s separation from service (except as provided in clause (ii)(B) of this Section 3.6) and (ii) shall instead be paid to the Executive in a lump-sum cash payment on the earlier of (A) the first regular payroll date of the seventh month following the Executive’s separation from service or (B) the 10th business day following the Executive’s death (but not earlier than such payment would have been made absent such death). If the Executive’s termination of employment hereunder does not constitute a “separation from service” within the meaning of Code Section 409A, then any amounts payable hereunder on account of a termination of the Executive’s employment and which are subject to Code Section 409A shall not be paid until the Executive has experienced a “separation from service” within the meaning of Code Section 409A. In addition, no reimbursement or in-kind benefit shall be subject to liquidation or exchange for another benefit and the amount available for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount available for reimbursement, or in-kind benefits to be provided, in a subsequent calendar year. Any reimbursement to which the Executive is entitled hereunder shall be made no later than the last day of the calendar year immediately following the calendar year in which such expenses were incurred. Notwithstanding anything herein to the contrary, neither the Company nor any of its Affiliates shall have any liability to the Executive or to any other Person if the payments and benefits provided in this Agreement that are intended to be exempt from or compliant with Code Section 409A are not so exempt or compliant. Each payment payable under this Agreement shall be treated as a separate payment in a series of payments within the meaning of, and for purposes of, Code Section 409A.

3.7.Severability. The terms and provisions of this Agreement are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected.

3.8.Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

3.9.Counterparts. This Agreement may be executed in counterparts and delivered by facsimile transmission or electronic transmission in “portable document format,” each of which shall be an original and which taken together shall constitute one and the same document.

3.10.Entire Agreement. This Agreement contains the entire agreement concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties hereto and their respective Affiliates relating to such subject matter; provided, however, that that certain Employment Letter dated August 7, 2014 (the "Prior Agreement) shall remain in full force and effect, except for the severance provisions set forth in the Prior Agreement, which Executive acknowledges and agrees are hereby terminated, and that Executive shall not be entitled to receive any payments or benefits under the Prior Agreement as the result of (or in connection with) Executive's termination of employment.

3.11.Survivorship. The provisions of Article 1, Article 2 and Article 3 shall survive the termination of the Executive’s employment with the Company and this Agreement in accordance with their terms.

3.12.Successors and Assigns. The Company may assign its rights and/or delegate its obligations under this Agreement to any Affiliate or successor entity whether by operation of law, agreement or otherwise (including, without limitation, any Person who acquires all or a substantial portion of the business of the Company or an Affiliate (whether direct or indirect and whether structured as a stock sale, asset sale, merger, recapitalization, consolidation or other transaction)) and, in connection with any such assignment or delegation of its obligations hereunder (but only so long as such assignee or delegee has consented in writing to be bound by the obligations hereunder) shall be released from such obligations hereunder. This Agreement may not be assigned by the Executive. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Executive, the Company and their respective successors and permitted assigns.

3.13.At-Will Employment. Nothing in this Agreement is intended to, or shall, change the at-will nature of your employment with the Company, which may be terminated at any time and for any reason by either party hereto, with or without notice (subject to any payment obligations set forth herein).

[signature page follows]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and the Company has caused this Agreement to be executed on its behalf, each as of the date first above written.

GBT US LLC

By:	/s/ Patricia Huska
Name: Patricia Huska
Title: Chief People Officer

EXECUTIVE

/s/ Eric J. Bock
E84555BE06324B9…
Eric J. Bock